UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1.

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-208171

UNDER

THE SECURITIES ACT OF 1933

ZAIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-1314400
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322, Red Bank, NJ	07701-1106
(Address of principal executive offices)	(Zip Code)

Nisha Motani

Chief Financial Officer and Chief Accounting Officer

ZAIS Group Holdings, INC.

Two Bridge Avenue, Suite 322, Red Bank, NJ, 07701-1106

(732) 978-7518

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment to Form S-3 is being filed to deregister securities registered but unsold under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

This Post-Effective Amendment filed by ZAIS Group Holdings, Inc. (the “Company”) deregisters all securities remaining unsold under the Registration Statement on Form S-3, File No. 333-208174 (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission on November 23, 2015 pertaining to the registration of 5,804,181 outstanding shares of the Company’s Class A Common Stock, par value $0.0001 per share.

On May 18, 2018, pursuant to the Agreement and Plan of Merger, dated as of January 11, 2018, by and among the Company, ZGH Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Z Acquisition LLC , a Delaware limited liability company (“Parent”), the Company consummated the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent.

In connection with the Merger, the Company has terminated all offers and sales of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment to the Registration Statement statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on May 18, 2018.

ZAIS GROUP HOLDINGS, INC.

By:	/s/ Nisha Motani
Nisha Motani
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.